Exhibit 99.1

Stock Yards Bancorp Raises Its Quarterly Cash Dividend 5% to $0.22 Per Share, Representing the Fifth Increase in the Past Four Years

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 21, 2014--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has voted to increase the Company's quarterly cash dividend 5% to $0.22 per common share. The new rate will go into effect with the next payment on July 1, 2014, to stockholders of record as of June 9, 2014.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to again raise our quarterly dividend to stockholders, which marks the fifth increase in the past four years and represents a cumulative increase in our dividend payments of more than 29% since mid-2010. Considering our ongoing goal to maximize returns for our stockholders, we are gratified that our strong financial performance has positioned us to steadily raise our dividend rate, enabling our stockholders to participate directly in the Company's growth. In fact, because of the Company's strong capital position and earnings growth, Stock Yards Bancorp has never reduced or suspended dividend payments since cash dividend payments were first initiated."

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $2.35 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer